EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Acorda Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share, to be issued under the Acorda Therapeutics, Inc. 2015 Omnibus Incentive Compensation Plan	Other	1,800,000(3)	$0.455	$819,000.00	0.0000927	$75.93

Equity	Common Stock, $0.001 par value per share, to be issued under the Acorda Therapeutics, Inc. 2016 Inducement Plan	Other	300,000(4)	$0.455	$136,500.00	0.0000927	$12.66

Total Offering Amounts					$955,550.00		$88.49

Total Fee Offsets							$—

Net Fee Due							$88.59

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock that become issuable in respect of such securities by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and based upon the average of the high and low prices of the registrant’s Common Stock as reported on The Nasdaq Global Select Market on August 11, 2022.

(3)	Represents additional shares of the registrant’s Common Stock reserved for issuance under the registrant’s 2015 Omnibus Incentive Compensation Plan.
(4)	Represents additional shares of the registrant’s Common Stock reserved for issuance under the registrant’s 2016 Inducement Plan.